Exhibit 99.1

Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS SECOND QUARTER OPERATING INCOME OF $113 MILLION

Company reports quarterly diluted operating income per common share of $0.90 and annualized operating return on average common equity of 8.7%

Pembroke, Bermuda, July 31, 2012 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the second quarter of 2012 of $168 million, or $1.35 per diluted common share, compared with $101 million, or $0.79 per diluted common share, for the second quarter of 2011. For the six months ended June 30, 2012, AXIS Capital reported net income available to common shareholders of $290 million, or $2.31 per diluted common share. During the first six months of 2011, we recognized a net loss to common shareholders of $283 million, or $2.38 per diluted common share. Our results for the first six months of 2011 were adversely impacted by $691 million of net-after tax losses from numerous natural catastrophe and weather events.

Operating income1 for the second quarter of 2012 was $113 million, or $0.90 per diluted common share, compared with $83 million, or $0.65 per diluted common share, for the second quarter of 2011. For the six months ended June 30, 2012, AXIS Capital reported operating income of $249 million, or $1.98 per diluted common share, compared with an operating loss of $316 million, or $2.66 per diluted common share, for the first six months of 2011.

[1]

Operating income (loss) available to common shareholders and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of operating income (loss) to net income (loss) available to common shareholders (the most directly comparable GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Second Quarter Highlights2

•	Gross premiums written decreased 3% to $1.0 billion;

•	Net premiums written decreased 6% to $802 million;

•	Net premiums earned increased 1% to $851 million;

•	Combined ratio of 92.3%, compared to 98.9% for the same period last year;

•	Estimated pre-tax net losses (net of reinstatement premiums) for second quarter 2012 U.S. weather events of $55 million;

•

Upward revision of $22 million (net of reinstatement premiums) for first quarter 2012 U.S. weather events during the second quarter, but this amount was fully contained within the incurred but not reported (“IBNR”) reserves established at March 31, 2012;

•	No material change in our aggregate estimate for losses related to 2011 and 2010 calendar year natural catastrophe events during 2012;

•

Net favorable prior year reserve development of $75 million, pre-tax, benefiting the combined ratio by 8.7 points, compared with $52 million in the prior year quarter, benefiting the combined ratio by 6.1 points;

•	Net investment income of $74 million, a decrease of 26%;

•	Total return on cash and investments of 0.5% (pre-tax), compared to 1.5% for the same period last year;

•	Net cash flows from operations of $288 million;

•	Operating income of $113 million, representing an annualized operating return on average common equity of 8.7%;

•	Share repurchases totaled $90 million in the quarter;

•	Tender offer for 7.5% Series B preferred shares closed in April, resulting in repurchase of $247 million;

•	The transition in our senior leadership during the quarter resulted in separation payments and accelerated and incremental share-based compensation expenses totaling $34 million; and

•	Diluted book value per common share of $40.55 at June 30, 2012, an increase of 3% during the quarter and 10% from June 30, 2011.

[2]	All comparisons are with the same period last year unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Commenting on the second quarter 2012 financial results, Albert Benchimol, Chief Executive Officer and President of AXIS Capital, stated: “We are pleased to report diluted book value per share, at $40.55, reached a new record at the end of the second quarter. Diluted book value per share growth, including dividends paid, was 12.8% over the last twelve months.

The market environment for our businesses is showing ongoing improvement, and our underwriting operations are executing as expected in the current transitional market. Growth is strong in markets that have shown improvement in pricing and in lines where investment in product or geographic expansion in recent years is gaining traction. In other areas, which are for the most part stable or showing modest improvement, we have been actively optimizing portfolio composition to expand margin. We are confident that we have strategically and tactically positioned ourselves to deliver continued significant value growth to shareholders.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $675 million in the quarter, comparable with the second quarter of 2011. Accident & health premiums written decreased quarter over quarter, largely due to timing of a large reinsurance treaty that was written in the first and second quarters of 2011 and renewed entirely in the first quarter of 2012. This reduction was largely offset by increases in our professional lines, property and liability lines of business. For the six months ended June 30, 2012, gross premiums written were $1.2 billion, up 8% from same period of 2011. This increase was driven by strategic growth opportunities, including our accident & health line, and an improving rate environment. Net premiums written decreased 6% for the second quarter, due to the aforementioned reduction in accident & health premiums as well as changes in certain of our ceded reinsurance programs. Net premiums earned increased 7% and 13%, respectively, for the second quarter and year to date; this growth reflected written premium growth over the past year, largely related to newer geographies and initiatives (including accident & health) and rate increases.

Our insurance segment reported underwriting income of $25 million for the quarter, compared to $20 million for the second quarter of 2011. The current quarter’s underwriting results reflected a combined ratio of 93.7%, compared with 94.4% in the prior year quarter. The segment’s current accident year loss ratio decreased from 68.1% in the second quarter of 2011 to 67.6% this quarter, with both quarters similarly impacted by U.S. weather events. Net favorable prior year reserve development was $35

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

million, or 9.2 points, this quarter compared with $27 million, or 7.5 points, in the second quarter of 2011. Acquisition costs primarily increased due to business mix changes and the increase in general and administrative expenses reflected the continued build-out of the segment’s global platform over the past year. For the six months ended June 30, 2012, we recognized underwriting income of $35 million, compared with a loss of $28 million for the prior year; the difference was largely attributable to a lower level of natural catastrophe activity.

Reinsurance Segment

Our reinsurance segment reported gross premiums written in the quarter of $339 million, down 7% from the second quarter of 2011. The reduction for the quarter was driven by motor and property business, partially offset by an increase in catastrophe premiums. For the six months ended June 30, 2012, gross premiums written were $1.3 billion, down 10% from the comparable period in 2011 largely as a result of our decision to withhold catastrophe capacity in the first quarter.

Our reinsurance segment reported underwriting income of $95 million for the quarter, compared to $9 million for the second quarter of 2011. The segment’s combined ratio decreased from 98.2% in the second quarter of 2011 to 79.5% for the second quarter of 2012. The current accident year loss ratio decreased from 77.4% in the second quarter of 2011 to 60.5% this quarter, with the difference largely attributable to a significant decrease in the level of natural catastrophe-related losses. Second quarter 2011 results included aggregate net pre-tax losses (net of reinstatement premiums) of $86 million, or 18.2 points, with respect to catastrophe and severe weather events. These aggregate net pre-tax losses included amounts related to the series of U.S. storms and tornadoes in April and May and New Zealand III, as well as a net increase in our estimate for first quarter 2011 events (the Japanese earthquake and tsunami, New Zealand II and the Australian weather events). During the second quarter of 2012, we recognized pre-tax net losses (net of reinstatement premiums) of $20 million, or 4.2 points, for second quarter U.S. weather events. Our estimate for first quarter 2012 U.S. weather events increased by $17 million during the second quarter; however, this increase was fully contained within IBNR reserves established during the first quarter. Net favorable prior period reserve development was $39 million, or 8.4 points, this quarter compared with $25 million, or 5.2 points, in the second quarter of 2011. The increase in acquisition costs was largely driven by business mix changes. For the six months ended June 30, 2012, our reinsurance segment reported underwriting income of $147 million, compared with an underwriting loss of $405 million for the comparable period of 2011. The significant decrease in the level of natural catastrophe activity was the primary driver of this variance.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Investments

Net investment income for the quarter of $74 million represented a decrease of $42 million, or 36%, relative to the first quarter of this year, primarily due to a $2 million decline in the market value of our alternative investments (“other investments”) this quarter, compared to a $40 million increase in the prior quarter. Compared to the prior year quarter, net investment income for the second quarter was down $26 million, or 26%, due to lower returns from our other investments and from our fixed maturities. Net investment income from fixed maturities was $77 million for the quarter, compared to $80 million in the first quarter of 2012 and $89 million in the second quarter of 2011; the declines were primarily due to lower reinvestment yields, partially offset by a higher average fixed maturity investment balance in the current quarter.

Net realized investment gains were $30 million, compared to net realized investment gains of $14 million in the prior quarter and $37 million in the prior year quarter.

Capitalization / Shareholders’ Equity

Our total capital at June 30, 2012 was $6.7 billion, including $1.0 billion of long-term debt and $503 million of preferred equity.

At June 30, 2012, diluted book value per common share on a treasury stock basis was $40.55, a 3% increase from $39.53 at March 31, 2012 and a 10% increase from $36.78 at June 30, 2011.

During the quarter we repurchased 2.7 million common shares at an average price of $34.03 per share, for a total cost of $90 million. As of July 30, 2012, we had $415 million of remaining authorization for common share repurchases through December 31, 2012.

The close of our 7.5% Series B preferred share tender offer in April 2012 marked the completion of three transactions effected to reduce the cost of our preferred equity capital. During the first quarter of 2012, we issued $400 million of 6.875% Series C shares and redeemed $150 million of 7.25% Series A shares. As a result of the tender offer, we repurchased $247 million of 7.5% Series B shares this quarter. While this series of transactions resulted in a $7 million reduction in book value, recognized during the second quarter, the combined execution produced a 42 basis point reduction in the weighted average annual dividend yield on our preferred equity.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, August 1, 2012 at 8:00 AM (Eastern) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 7-0-3-6-8-3-7. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-1-5-7-5-0. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended June 30, 2012 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at June 30, 2012 of $5.7 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2012 (UNAUDITED) AND DECEMBER 31, 2011

	2012	2011
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,504,448	$10,940,100
Equity securities, available for sale, at fair value	631,731	677,560
Other investments, at fair value	798,233	699,320
Short-term investments, at fair value and amortized cost	71,277	149,909

Total investments	13,005,689	12,466,889
Cash and cash equivalents	751,011	981,849
Restricted cash and cash equivalents	121,740	100,989
Accrued interest receivable	97,417	98,346
Insurance and reinsurance premium balances receivable	1,888,238	1,413,839
Reinsurance recoverable on unpaid and paid losses	1,792,358	1,770,329
Deferred acquisition costs	502,413	407,527
Prepaid reinsurance premiums	271,262	238,623
Receivable for investments sold	596	3,006
Goodwill and intangible assets	98,203	99,590
Other assets	192,485	225,072

Total assets	$18,721,412	$17,806,059

Liabilities
Reserve for losses and loss expenses	$8,600,651	$8,425,045
Unearned premiums	2,958,223	2,454,462
Insurance and reinsurance balances payable	211,704	206,539
Senior notes	994,951	994,664
Other liabilities	145,188	129,329
Payable for investments purchased	112,855	151,941

Total liabilities	13,023,572	12,361,980

Shareholders’ equity
Preferred shares - Series A, B, and C	502,843	500,000
Common shares	2,141	2,125
Additional paid-in capital	2,153,467	2,105,386
Accumulated other comprehensive income	240,939	128,162
Retained earnings	4,383,405	4,155,392
Treasury shares, at cost	(1,584,955)	(1,446,986)

Total shareholders’ equity	5,697,840	5,444,079

Total liabilities and shareholders’ equity	$18,721,412	$17,806,059

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Three months ended		Six months ended
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$850,603	$840,014	$1,696,968	$1,628,215
Net investment income	74,449	100,018	190,472	210,673
Net realized investment gains	30,405	37,477	44,896	67,621
Other insurance related income	299	126	931	889

Total revenues	955,756	977,635	1,933,267	1,907,398

Expenses
Net losses and loss expenses	467,637	564,959	978,328	1,584,759
Acquisition costs	156,397	147,905	324,793	283,262
General and administrative expenses	161,331	118,105	284,984	234,625
Foreign exchange losses (gains)	(36,162)	18,517	(15,715)	33,575
Interest expense and financing costs	15,170	15,445	30,807	31,305

Total expenses	764,373	864,931	1,603,197	2,167,526

Income (loss) before income taxes	191,383	112,704	330,070	(260,128)
Income tax expense	2,317	2,417	5,165	4,126

Net income (loss)	189,066	110,287	324,905	(264,254)
Preferred shares dividends	11,527	9,219	20,746	18,438
Loss on repurchase of preferred shares	9,387	—	14,009	—

Net income (loss) available to common shareholders	$168,152	$101,068	$290,150	$(282,692)

Per share data
Net income (loss) per common share:
Basic net income (loss)	$1.36	$0.81	$2.32	$(2.38)
Diluted net income (loss)	$1.35	$0.79	$2.31	$(2.38)
Weighted average number of common shares outstanding - basic	123,823	124,132	124,802	118,771
Weighted average number of common shares outstanding - diluted	124,983	128,369	125,825	118,771
Cash dividends declared per common share	$0.24	$0.23	$0.48	$0.46

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011

	2012			2011
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$675,009	$339,366	$1,014,375	$682,097	$364,066	$1,046,163
Net premiums written	465,238	336,337	801,575	495,049	355,090	850,139
Net premiums earned	386,580	464,023	850,603	359,875	480,139	840,014
Other insurance related income	299	—	299	126	—	126
Net losses and loss expenses	(225,900)	(241,737)	(467,637)	(218,219)	(346,740)	(564,959)
Acquisition costs	(58,654)	(97,743)	(156,397)	(51,244)	(96,661)	(147,905)
General and administrative expenses	(77,770)	(29,359)	(107,129)	(70,229)	(28,073)	(98,302)

Underwriting income	$24,555	$95,184	119,739	$20,309	$8,665	$28,974

Corporate expenses			(54,202)			(19,803)
Net investment income			74,449			100,018
Net realized investment gains			30,405			37,477
Foreign exchange (losses) gains			36,162			(18,517)
Interest expense and financing costs			(15,170)			(15,445)

Income before income taxes			$191,383			$112,704

Net loss and loss expense ratio	58.4%	52.1%	55.0%	60.6%	72.2%	67.3%
Acquisition cost ratio	15.2%	21.1%	18.4%	14.3%	20.1%	17.6%
General and administrative expense ratio	20.1%	6.3%	18.9%	19.5%	5.9%	14.0%

Combined ratio	93.7%	79.5%	92.3%	94.4%	98.2%	98.9%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	2012			2011
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$1,199,689	$1,339,856	$2,539,545	$1,107,088	$1,487,505	$2,594,593
Net premiums written	843,853	1,324,909	2,168,762	784,365	1,466,554	2,250,919
Net premiums earned	776,837	920,131	1,696,968	687,523	940,692	1,628,215
Other insurance related income	931	—	931	889	—	889
Net losses and loss expenses	(467,623)	(510,705)	(978,328)	(484,852)	(1,099,907)	(1,584,759)
Acquisition costs	(119,808)	(204,985)	(324,793)	(93,322)	(189,940)	(283,262)
General and administrative expenses	(155,214)	(57,133)	(212,347)	(137,956)	(55,459)	(193,415)

Underwriting income (loss)	$35,123	$147,308	182,431	$(27,718)	$(404,614)	$(432,332)

Corporate expenses			(72,637)			(41,210)
Net investment income			190,472			210,673
Net realized investment gains			44,896			67,621
Foreign exchange (losses) gains			15,715			(33,575)
Interest expense and financing costs			(30,807)			(31,305)

Income (loss) before income taxes			$330,070			$(260,128)

Net loss and loss expense ratio	60.2%	55.5%	57.7%	70.5%	116.9%	97.3%
Acquisition cost ratio	15.4%	22.3%	19.1%	13.6%	20.2%	17.4%
General and administrative expense ratio	20.0%	6.2%	16.8%	20.1%	5.9%	14.4%

Combined ratio	95.6%	84.0%	93.6%	104.2%	143.0%	129.1%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2012 AND 2011

	Three months ended		Six months ended
	2012	2011	2012	2011
	(in thousands, except per share amounts)
Net income (loss) available to common shareholders	$168,152	$101,068	$290,150	$(282,692)
Net realized investment gains, net of tax(1)	(28,854)	(36,583)	(40,064)	(66,725)
Foreign exchange (gains) losses, net of tax(2)	(35,853)	18,572	(15,526)	33,608
Loss on repurchase of preferred shares, net of tax(3)	9,387	—	14,009	—

Operating income (loss)	$112,832	$83,057	$248,569	$(315,809)

Earnings (loss) per common share - diluted	$1.35	$0.79	$2.31	$(2.38)
Net realized investment gains, net of tax	(0.23)	(0.28)	(0.32)	(0.56)
Foreign exchange (gains) losses, net of tax	(0.29)	0.14	(0.12)	0.28
Loss on repurchase of preferred shares, net of tax	0.07	—	0.11	—

Operating income (loss) per common share - diluted	$0.90	$0.65	$1.98	$(2.66)

Weighted average common shares and common share equivalents - diluted	124,983	128,369	125,825	118,771

Average common shareholders’ equity	$5,172,088	$4,761,260	$5,069,538	$4,978,955

Annualized return on average common equity	13.0%	8.5%	11.4%	(11.4)%

Annualized operating return on average common equity	8.7%	7.0%	9.8%	(12.7)%

(1)	Tax cost of $1,551 and $894 for the three months ended June 30, 2012 and 2011, respectively, and $4,832 and $896 for the six months ended June 30, 2012 and 2011, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
(2)	Tax cost of $309 and $54 for the three months ended June 30, 2012 and 2011, respectively, and $189 and $33 for the six months ended June 30, 2012 and 2011, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
(3)	Tax impact is nil.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income (loss), which is a “non-GAAP financial measure” as defined in Regulation G. Operating income (loss) represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. A reconciliation of operating income to the most directly comparable GAAP financial measure, net income (loss) available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings (loss) per common share - represents operating income (loss) divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income (loss) for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income (loss)”, in total and on a per share basis, and “annualized operating return on average common equity” which is based on the “operating income (loss)” measure.

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.405.2600

www.axiscapital.com